EXHIBIT 10.3

TERMINATION AGREEMENT

B E T W E E N:

CHRISTOPHER HOVEY
of the City of Denver
in the State of Colorado

(hereinafter referred to as the “Employee”)

- and -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation and Employee are parties to a Employment Agreement dated August 14, 2008 (the “Consulting Agreement”);

AND WHEREAS ESP intends to enter into an Agreement and Plan of Merger with Age Reversal, Inc. (the “Merger Agreement”)

AND WHEREAS as a condition of the Merger Agreement, the Corporation must terminate the Consulting Agreement;

AND WHEREAS as a condition of the Merger Agreement, ESP will effect a 1 for 50 reverse stock split (the “Reverse Stock Split”)

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the termination of the Consulting Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Subject to the terms of this Agreement, effective on the Closing Date (as such term is defined in the Merger Agreement) the Corporation terminates, and the Employee accepts the termination of, the Consulting Agreement.

2.
The parties agree and acknowledge that (i) as of May 31, 2012, the Corporation owes the Employee US$400,000 in unpaid fees for services under the Consulting Agreement (the “Unpaid Fees”); and (ii) as a result of entering into the Merger Agreement the Corporation will owe the Employee a severance payment of US$150,000 (the “Severance Payment”).

3.
At the Closing Date, the Employee agrees to forgive all of the Unpaid Fees (and any unpaid fees accrued between May 31, 2012 and the Closing Date) and the Severance Payment except for an aggregate of $27,500 (the “Convertible Debt”).

4.
The Corporation shall convert the Convertible Debt into 146,277 common shares of the Corporation’s stock post the Reverse Stock Split and shall instruct the Company’s transfer agent to issue such shares within ten (10) days of Closing.

5.
In consideration of the execution and delivery of this Agreement by the Corporation and contingent upon the issuance by the Corporation to the Employee of those shares of common stock specified by the provisions of Paragraph 4 hereof, the Employee hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Corporation from any and all claims, charges, liabilities, injuries, obligations, losses, debts, demands, rights, actions and causes of action related to the Consulting Agreement.

6.
In consideration of the execution of this Agreement by the Employee, the Corporation hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Employee from any and all claims, charges, liabilities, obligations, losses, debts, demands, rights, actions and causes of action related to the Consulting Agreement.

7.
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Employee and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	)
)
)

Christopher Hovey

ENHANCE SKIN PRODUCTS INC.
Per: Samuel Asculai, President & CEO